                                                                     EXHIBIT 2.1

                         PURCHASE AGREEMENT AND RELEASE

     This Purchase Agreement and Release (this "Agreement") is made and entered into this 12th day of January, 2006, by and between Willbros Mt. West, Inc., formerly known as Mt. West Fabrication Plants and Stations, Inc., a Colorado corporation ("Willbros"), and Williams Field Services Company, successor by merger to Williams Gas Processing Company, a Delaware corporation ("Williams"), pursuant to the recitations, terms and conditions set forth hereinbelow.

                                    RECITALS

     WHEREAS, Willbros is the owner of a gas processing plant known as the TXP-4 Plant, located in Section 27, Township 21 North, Range 114 West, in Lincoln County, Wyoming;

     WHEREAS, on or about February 24, 2003, Williams and Willbros entered into that certain Opal 350 MMscfd Turbo-Expander Processing Plant (TXP-4) Process Facility Supply and Installation Contract (the "Installation Agreement") pursuant to which Willbros agreed to build the TXP-4 Plant on land owned by Williams, as more particularly set forth therein;

     WHEREAS, on or about February 24, 2003, Williams and Willbros entered into that certain TXP-4 Plant Operating Agreement (the "Operating Agreement") pursuant to which Williams agreed to operate the TXP-4 Plant for Willbros, as more particularly set forth therein;

     WHEREAS, on or about February 24, 2003, Williams and Willbros entered into that certain TXP-4 Gas Processing Agreement (the "Processing Agreement") pursuant to which Willbros agreed to process at the TXP-4 Plant natural gas supplied by Williams, as more particularly set forth therein;

     WHEREAS, on or about June 6, 2003, Williams and Willbros entered into that certain Jonah Dehydration Facility Engineering Procurement and Construction Contract (the "Dehydration Agreement") pursuant to which Willbros agreed to construct a Jonah dehydration facility (the "Jonah Dehy") for Williams, as more particularly set forth therein;

     WHEREAS, disputes have arisen between Williams and Willbros relating to and/or concerning the Installation Agreement, the Operating Agreement, the Processing Agreement and the Dehydration Agreement (collectively, the "TXP-4 Agreements"); and

     WHEREAS, the parties desire to address any and all issues relating to or in any way concerning the above referenced agreements and to provide reimbursement for expenditures made by Willbros on the TXP-4 Plant and the Jonah Dehy;

                                    AGREEMENT

     NOW, THEREFORE, for and in consideration of the above recitals and definitions which are specifically incorporated herein, the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


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     1. EFFECTIVE DATE. The effective date of the transactions, releases and covenants set forth in this Agreement shall be 12:01 a.m. Central Standard Time on January 1, 2006 (the "Effective Date").

     2. CONVEYANCE OF THE WILLBROS INTERESTS. (a) Willbros owns all of the membership interests in a newly-formed Delaware limited liability company by the name of Opal TXP-4 Company, LLC (the "Willbros Company"). Willbros has contributed to the capital of the Willbros Company all equipment, spare parts, inventory and all other items owned by Willbros and located at the Opal Plant site that are for the benefit of or use at the TXP-4 Plant, but specifically excluding the Lease, as defined in paragraph 2(e) below (referred to collectively as the "Property"), pursuant to a conveyance in the form of Exhibit "1" hereto (the "Willbros Assignment").

     (b) At Closing, Willbros shall convey to Williams all of Willbros' right, title and interest in and to the membership interest of the Willbros Company (the "Membership Interest") by duly executed assignment and conveyance document (the "Conveyance Document").

     (c) From December 29, 2005, through the Closing (as defined below), neither Willbros nor the Willbros Company has removed from the Opal Plant site any equipment, materials, spare parts, inventory or any other item. The term of each of the Operating Agreement and the Processing Agreement shall terminate in all respects at the Effective Date, and, as of the Effective Date, the Installation Agreement and the Dehydration Agreement shall be considered terminated in all respects, in each case such that no provisions thereof shall survive after the Effective Date.

     (d) Willbros promises and agrees to defend, indemnify and hold Williams harmless from and against any and all third party claims, demands and liability arising from or relating to the negligence of Willbros in connection with its construction and ownership of the Property for a period of three (3) years after the Effective Date, and promises and agrees to defend, indemnify and hold Williams harmless from and against any and all third party claims, demands and liability arising from or relating to title to the Property and the Membership Interest indefinitely. Willbros further promises and agrees to defend, indemnify and hold Williams harmless from and against any and all third party claims, demands and liabilities arising from or relating to payment due or claimed due for equipment, supplies, materials, services, labor and/or work provided to, performed for or commissioned by Willbros at or upon the Property at any time prior to the Effective Date.

     (e) Willbros will remain solely responsible for all lease-related payments which are or may become due to Caterpillar Financial Services Corporation ("Lessor") or its successor under that certain Long-Term Rental Agreement dated as of December 29, 2003, between Lessor and Willbros USA, Inc., the parent company of Willbros, relating to the lease by Lessor to Willbros USA, Inc. of one Solar Taurus 70S/C451 gas turbine driven natural gas compression set and all associated components, parts and additions thereto at the TXP-4 Plant (the "Lease"), including all payments necessary for transfer of ownership of such equipment from Lessor to Williams (i.e., the residual payment) and completing all documentation necessary to effectuate the transfer of ownership on or before the expiration of the Lease term. Willbros warrants and represents that it is not a party to any other equipment leases affecting the Property.

     3. PAYMENT. At Closing, Williams will pay to Willbros (a) the sum of $27,944,500 for and in consideration of the conveyance of the Membership Interest; (b) the sum of $422,968 representing the remaining funds being held by Williams as retainage under the Dehydration Agreement; and (c) the sum of $4,044,000 for and in reimbursement of expenditures made by Willbros at the TXP-4 Plant and the Jonah Dehy (collectively the "Cash Consideration"). Payment of the Cash Consideration shall be by wire transfer to the following account:
Amegy Bank, 4400 Post Oak Parkway, Houston Texas 77027, ABA Number: 113011258, Account Name: Willbros USA, Inc., Account Number: XXX736. All income or similar taxes arising out of the transfer of the Property to the Willbros Company or sale of the Membership Interest to Williams, the receipt by Willbros of the retainage and the receipt by Willbros of the reimbursement proceeds paid in connection herewith shall be borne solely by Willbros, as well as any personal property, income or other taxes arising out of its or the Willbros Company's ownership of the TXP-4 Plant prior to the Effective Date, and Willbros shall indemnify and hold Williams harmless therefor. Williams shall be responsible for any personal property, income or other taxes arising out of its ownership of the Property and the Membership Interest after the Effective Date, and for any real property taxes arising out of its ownership of the land underlying the TXP-4 Plant, and shall indemnify and hold Willbros harmless therefor. Any sales tax arising out of the transactions contemplated in this Agreement shall be borne and paid in equal shares by Willbros and Williams.

     4. PAYMENT FROM THIRD-PARTY CLAIMS. In addition to the sums set forth in paragraph 3 above, Williams will pay to Willbros a portion of any recovery that Williams may obtain in the future from third parties, either through settlement or through judgment, which is based on damages, loss or injury related to the TXP-4 Plant or the Jonah Dehy, such payment to be calculated as follows:

     (a) To the extent the recovery is for damages, loss or injury incurred prior to the Effective Date, or for damages, loss or injury resulting from the same cause(s) as existed on or before the Effective Date, Willbros will receive 50% of such recovery, up to a total amount of $3,400,000; and

     (b) To the extent the recovery is for damages, loss or injury incurred from new causes following the Effective Date, Willbros will not be entitled to any portion of the recovery.

Once the amount paid to Willbros by Williams under the above scenario totals $3,400,000, Williams shall have no further obligation to share the recovery from third parties, and shall have the right to retain all recoveries in excess of $3,400,000.

For purposes of this paragraph 4, the value of any recovery which is not a lump-sum cash payment will be calculated as the absolute value of the recovery at the time the recovery is obtained.

Williams shall pursue any claims against third parties at its own cost and expense, and the prosecution and resolution of the claims shall be controlled solely by Williams, and Williams shall have no obligation to consult with or obtain approval from Willbros with respect to such claims and/or the resolution thereof.

Willbros hereby assigns to Williams all of its right, title and interest in and to any rights, claims, damages, injuries, and/or causes of action it has or may have against any third party as


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contemplated in this paragraph 4. It is further agreed that all funds paid to
Willbros under this paragraph 4 will be used by Willbros to satisfy the Lease obligations referred to in paragraph 2 above, and will not be used for any other purpose unless and until all such Lease obligations have been paid in full.

     5. WARRANTIES AND REPRESENTATIONS OF WILLBROS. Willbros makes the following warranties and representations to Williams as of the Effective Date with regard to itself and the Willbros Company.

     (a) Willbros is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and is qualified to do business and in good standing in the State of Wyoming. The Willbros Company, a wholly-owned subsidiary of Willbros, is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and qualified to do business and in good standing in the State of Wyoming.

     (b) Willbros possesses the corporate power necessary to enter into and consummate the transactions contemplated under this Agreement, and this Agreement and all instruments required hereunder to be executed and delivered by Willbros at Closing have been and shall be duly authorized, executed and delivered by Willbros.

     (c) There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by or, to the knowledge of Willbros, threatened against Willbros or the Willbros Company.

     (d) The Willbros Company owns title to the TXP-4 Plant as against the claims of those claiming by, through or under Willbros or the Willbros Company, and not otherwise, and the TXP-4 Plant is, or upon Closing will be, free and clear of all mortgages, liens and security interests of every kind and nature arising by, through or under Willbros or the Willbros Company.

     (e) No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any governmental authority or other person is required by or with respect to Willbros or the TXP-4 Plant in connection with the execution and delivery of this Agreement by Willbros or the consummation by Willbros of the transactions contemplated hereby.

     (f) The Willbros Company is classified as a disregarded entity for federal income tax purposes under all applicable laws and regulations, and has never filed for election to be treated as a corporation for federal income tax purposes.

     (g) The Willbros Company has conducted no business except with respect to the ownership of the TXP-4 Plant and has not incurred any debt or other liability.

     6. WARRANTIES AND REPRESENTATIONS OF WILLIAMS. Williams makes the following warranties and representations to Willbros as of the Effective Date.

     (a) Williams is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in the State of Wyoming.


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     (b) Williams possesses the corporate power necessary to enter into and consummate the transactions contemplated under this Agreement, and this Agreement and all instruments required hereunder to be executed and delivered by Williams at Closing have been and shall be duly authorized, executed and delivered by Williams.

     (c) There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by or, to the knowledge of Williams, threatened against Williams.

     (d) No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any governmental authority or other person is required by or with respect to Williams in connection with the execution and delivery of this Agreement by Williams or the consummation by Williams of the transactions contemplated hereby.

     7. CLOSING. The following provisions shall be applicable with respect to
Closing:

     (a) Closing Date. The Closing shall take place on or before January 12, 2006, at the offices of Williams in Tulsa, Oklahoma, or at such other time and place as the Parties may mutually agree (the "Closing").

     (b) Willbros' Obligations. At Closing, Willbros shall, with respect to the Membership Interest, as a condition precedent to Williams' obligations hereunder:

               (i) Execute and deliver to Williams the Conveyance Document;

               (ii) Provide to Williams a duly executed copy of the Willbros Assignment;

               (iii) Deliver to Williams all Willbros Company records;

               (iv) Deliver to Williams possession of the TXP-4 Plant;

               (v) Execute and deliver to Williams letters of resignation of the officers and directors of the Willbros Company, if any;

               (vi) Execute and deliver to Williams a certificate from an officer of Willbros to the effect that all of the representations and warranties herein made by it are true at and as of the Closing in the same manner and with the same effect as if this Agreement had been executed at that time and such representations and warranties had been made at and as of that time; and

               (vii) Execute and deliver to Williams the retraction letter referred to in paragraph 14 below.

     (c) Williams' Obligations. At Closing, and as a condition precedent to Willbros' obligations hereunder, Williams shall:

               (i) Deliver the Cash Consideration as set forth in paragraph 3 hereof; and


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               (ii) Execute and deliver to Willbros a certificate from an officer of Williams to the effect that all of the representations and warranties herein made by it are true at and as of the Closing in the same manner and with the same effect as if this Agreement had been executed at that time and such representations and warranties had been made at and as of that time.

     8. OPERATIONS PENDING EFFECTIVE DATE. Williams and Willbros will retain their existing contractual positions as to the TXP-4 Plant and the Jonah Dehy through the Effective Date and will remain responsible for any costs or losses incurred and benefits accrued by reason of such positions prior to the Effective Date. Any payments due to or from Willbros relative to its ownership position in the TXP-4 Plant prior to the Effective Date will be made according to the normal timing for payments under the applicable agreements. For a period of three (3) years after the Effective Date, Williams promises and agrees to defend, indemnify and hold Willbros harmless from and against any and all third party claims and demands arising from or relating to the negligence of Williams in connection with its operation of the Property, supply of gas or marketing of the product prior to the Effective Date. Neither party will delay or discontinue any work currently being conducted on, or for the benefit of, the TXP-4 Plant or the Jonah Dehy prior to the Effective Date. Following the Effective Date, the parties will cooperate to the full extent necessary to ensure that the work described on Exhibit "2" attached hereto is neither delayed nor discontinued after the Effective Date. For any other work that may be required with respect to the TXP-4 Plant after the Effective Date, Williams and Willbros may negotiate and enter into a new service agreement.

     9. RELEASE OF WILLIAMS. Except as otherwise expressly stated in this Agreement, effective on the later of the Effective Date and receipt by Willbros of the payments under paragraph 3 above, Willbros hereby releases, acquits, discharges and covenants not to sue Williams and its predecessors, successors, assigns, parents, subsidiaries, affiliates and related companies (including, but not limited to, The Williams Companies, Inc.) and all their respective shareholders, directors, officers, employees, representatives, agents, attorneys, and controlling persons thereof, of and from any and all claims, demands, debts, liabilities, injuries, damages, causes of action, suits and actions of whatsoever kind or character, whether in contract or in tort, at law or in equity, known or unknown, asserted or unasserted, developed or undeveloped, which Willbros has or may have, arising from or in any way relating to any of the TXP-4 Agreements.

     10. RELEASE OF WILLBROS. Except as otherwise expressly stated in this Agreement, effective on the Effective Date, Williams hereby releases, acquits, discharges and covenants not to sue Willbros and its predecessors, successors, assigns, parents, subsidiaries, affiliates and related companies (including, but not limited to, Willbros USA, Inc. and Willbros Group, Inc.) and all their respective shareholders, directors, officers, employees, representatives, agents, attorneys, and controlling persons thereof, of and from any and all claims, demands, debts, liabilities, injuries, damages, causes of action, suits and actions of whatsoever kind or character, whether in contract or in tort, at law or in equity, known or unknown, asserted or unasserted, developed or undeveloped, which Williams has or may have, arising from or in any way relating to any of the TXP-4 Agreements.

     11. FINAL COMPLETION. Effective on the Effective Date: (a) Williams hereby
(i) agrees that Willbros has no further obligation under the Installation Agreement or the Dehydration Agreement, and (ii) agrees that Willbros is released and discharged from any and all liability arising from or related to the Installation Agreement and/or the Dehydration Agreement;


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(b) the parties hereto agree that all warranty periods under the Installation
Agreement and the Dehydration Agreement have expired and that the warranties and indemnities under said Agreements shall have no further force or effect; (c) each of the parties hereto hereby releases the other from any past or future liability relating to the work under the Installation Agreement and the Dehydration Agreement; (d) all insurance obligations under the Installation Agreement and the Dehydration Agreement shall terminate; and (e) neither party hereto shall have any liability to the other with respect to property damage relating to the TXP-4 Plant arising under the Installation Agreement or the Dehydration Agreement.

     12. CONFIDENTIALITY. For a period of five years after the Effective Date, the terms and conditions of this Agreement shall be held confidential by Williams and Willbros and shall not be disclosed by either of them to any third party (i.e., any person or entity other than Williams and Willbros) except: (a) as necessary to effectuate the actions contemplated herein; (b) to any party's employees, attorneys, accountants, advisors, auditors and regulators; (c) others as may be required by law; (d) pursuant to a judicial order from a court of competent jurisdiction; or (e) as otherwise agreed upon by the parties in writing.

     13. CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY HERETO SHALL BE RESPONSIBLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INDIRECT, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION LOSS OF USE, LOSS OF BUSINESS OPPORTUNITY, LOSS OF PROFIT OR REVENUE, WHETHER OR NOT FORESEEABLE, SUFFERED BY SUCH OTHER PARTY AS A RESULT OF THE FIRST PARTY'S PERFORMANCE OR NON-PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE.

     14. RETRACTION. At Closing, Willbros shall deliver to Williams a written retraction, in the form set forth as Exhibit "3" attached hereto, concerning Willbros' previous allegation that Williams committed fraud in the negotiation and/or performance of the TXP-4 Agreements. Further, effective on the Effective Date, each of Willbros and Williams hereby retracts all of such party's previous allegations with respect to the other party's having acted in bad faith or been incompetent in connection with the negotiation and/or performance of any of the TXP-4 Agreements.

     15. REPRESENTATIONS AND WARRANTIES. Each of Willbros and Williams represents and warrants that it is duly authorized to enter into this Agreement, that each person signing this Agreement is duly authorized to execute this Agreement on its behalf, that, before entering into this Agreement, it sought and received the advice of its own legal counsel, and that it is entering into this Agreement as its free and voluntary act.

     16. NO ADMISSION. Nothing herein shall be deemed or construed as an admission of liability by Williams or by Willbros. Rather, this Agreement constitutes an agreed resolution of disputed claims.

     17. MISCELLANEOUS.

          A. Applicable Law. This Agreement shall, in all respects, be governed by the laws of the State of Oklahoma. The parties hereto further agree that any dispute arising out of


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this Agreement or the breach thereof shall be brought and heard in any court having a situs in Tulsa County, Oklahoma.

          B. Modifications and Amendments. No amendment, change or modification of this Agreement shall be valid unless in writing and signed by Willbros and Williams.

          C. Successors and Assigns. All of the terms and provisions contained herein shall inure to the benefit of, and shall be binding upon, Willbros and Williams and their respective successors and assigns; provided, however, neither Willbros nor Williams may assign any of its rights or obligations hereunder without the prior written consent of the other.

          D. Entire Agreement. This Agreement, including the Exhibits hereto, together with the Transfer, Assignment, Conveyance and Contribution to Capital and its Exhibits, constitute the entire understanding and agreement between the parties hereto with respect to its subject matter, and no other agreements, understandings or representations have been made with respect to such subject matter. In the event of any conflict between this Agreement and the Transfer, Assignment, Conveyance and Contribution to Capital, this Agreement shall govern and control.

          E. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          F. Captions. The captions appearing at the commencement of the paragraphs and sections hereof are descriptive only and for convenience in reference. Should there be any conflict between any such caption and the specific language within the paragraph or section, at the head of which it appears, the specific language of this Agreement and not such caption shall govern in the construction of this Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]


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     In witness whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

                                        WILLBROS MT. WEST, INC.


                                        By: /s/ Robert R. Harl
                                            ------------------------------------
                                        Name: Robert R. Harl
                                        Title: Attorney-in-Fact

STATE OF Texas     )
                   )   SS:
COUNTY OF Harris   )

     This instrument was acknowledged before me this 12th day of January, 2006, by Robert R. Harl, as a duly authorized representative of Willbros Mt. West, Inc.


                                        /s/ Paula G. Conaway
                                        ----------------------------------------
                                        Notary Public

My Commission Expires:

Sep. 2, 2007

(SEAL)

                                        WILLIAMS FIELD SERVICES COMPANY


                                        By: /s/ Alan S. Armstrong
                                            ------------------------------------
                                        Name: Alan S. Armstrong
                                        Title: Sr. Vice President

STATE OF OKLAHOMA   )
                    )   SS:
COUNTY OF TULSA     )

     This instrument was acknowledged before me this 12 day of January, 2006, by Alan S. Armstrong, as a duly authorized representative of Williams Field Services Company.


                                        /s/ Pamela Smith
                                        ----------------------------------------
                                        Notary Public

My Commission Expires:

5-7-2009

(SEAL)


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     The following exhibits to the Purchase Agreement and Release have been omitted and the Registrant agrees to furnish supplementally a copy of any such exhibits to the Securities and Exchange Commission upon its request:

Exhibit "1" Transfer, Assignment, Conveyance and Contribution to Capital

Exhibit "2" Work to be Performed After Closing

Exhibit "3" Retraction Letter


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